                                                                 EXHIBIT 4.05(d)

                             THIRD AMENDMENT TO THE
                                 INTERLAND, INC.
                              STOCK INCENTIVE PLAN

         THIS AMENDMENT is made as of the ______ day of April, 2000, by Interland, Inc., a Georgia corporation (the "Company");



                              W I T N E S S E T H:
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         WHEREAS, the Company established the Interland, Inc. Stock Incentive Plan (the "Plan") effective July 1, 1999 and approved by its shareholders August 26, 1999; and

         WHEREAS, Article 13 of the Plan permits the Board of Directors of the Company to amend the Plan; and

         WHEREAS, a First Amendment and a Second Amendment to the Plan were each adopted by the Board of Directors prior to this date, each increasing the total number of Shares which may be granted or awarded under the Plan; and

         WHEREAS, the Board of Directors and Shareholders of the Company desire to amend the Plan to clarify that grants to foreign employees are permissible and to permit certain practices in the payment and exercise of stock options.

         NOW, THEREFORE, for and in consideration of the foregoing premises, and other good and valuable consideration, the Plan is amended as follows:

1. Article 3 is hereby amended by adding a new section, SECTION 3.4, as follows:

                  "3.4 EMPLOYEES IN FOREIGN COUNTRIES. The Committee shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or any Subsidiary may operate to assure the viability of the benefits from Awards granted to Employees employed in such countries and to meet the objectives of the Plan."

2. SECTION 6.1 is hereby amended by deleting the last sentence of that Section.

3. SECTION 6.2 is hereby amended by adding the following at the end of the first sentence of the present section:

                  "The Committee may provide in the Option Agreement for transfer restrictions, repurchase rights, vesting requirements and other limitations on the Shares to be issued pursuant to the exercise of an Option."

4. SECTION 6.6 is hereby amended by adding at the end of the first paragraph, the following:

         "The Company may, in its discretion, make a loan to the Participant for purposes of permitting the Participant to exercise an Option and to pay any withholding taxes in connection with the exercise of the Option. Such loan shall be on such terms and conditions as may be determined by the Company."

5. SECTION 6.7 is hereby amended by deleting the section and replacing it in its entirety with the following:

                  "6.7 TRANSFERABILITY. Each Option granted under the Plan shall be nontransferable except by will or by the laws of descent and distribution and may be exercisable during the lifetime of the Participant to whom it is grantd, only by such Participant, or except as otherwise provided in this Plan as follows:

                  (a) If permitted by the Committee in the Agreement, a Participant may transfer an Option granted hereunder, including but not limited to transfers to members of his or her Immediate Family (as defined below), to one or more trusts for the benefit of such Immediate Family members, or to one or more partnerships where such Immediate Family members are the only partners, if (i) the Participant does not receive any consideration in any form whatsoever for such transfer,
         (ii) such transfer is permitted under applicable tax laws, and (iii) the Participant is an Insider, such transfer is permitted under Rule 16b-3 of the Exchange Act as in effect from time to time. Any Option so transferred shall continue to be subject to the same terms and conditions in the hands of the transferee as were applicable to said Option immediately prior to the transfer thereof. Any reference in any such Agreement to the employment by or performance of services for the Company by the Participant shall continue to refer to the employment of, or performance by, the transferring Participant. For purposes hereof, "IMMEDIATE FAMILY" shall mean the Participant and the Participant's spouse, children and grandchildren. Any Option that is granted pursuant to any Agreement that did not initially expressly allow the transfer of said Option and that has not been amended to expressly permit such transfer, shall not be transferable by the Participant other than by will or by the laws of descent and distribution and such Option thus shall be exercisable in the Participant's lifetime only by the Participant.

                  (b) If permitted by the Committee in the Agreement or under a written arrangement approved by the Committee, an Option, or the Shares issued upon exercise of an Option, may be pledged, assigned or otherwise be available as collateral or a resource in connection with a loan or other indebtedness of the Participant."

6. SECTION 7.1 is hereby amended by deleting the last sentence of that Section.

7. SECTION 8.1 is hereby amended by deleting the last sentence of that Section.

8. SECTION 9.1 is hereby amended by deleting the last sentence of that Section.

9. SECTION 12.2 is hereby amended, and shall be applicable to all outstanding Agreements as of the date hereof, by deleting the phrase in the initial clause "unless provided otherwise in the Agreement" and replacing it with the phrase "only if specifically provided in an Agreement,".

10. This Third Amendment shall be effective as of the date first above written. Except as hereby amended, the Plan shall remain in full force and effect.

         IN WITNESS WHEREOF, the undersigned does hereby execute this Third Amendment to the Plan as of the date first above written.

                                            INTERLAND, INC.

                                            By:
                                               ---------------------------------
                                                  Kenneth Gavranovic, President